Exhibit 10.1

March 31, 2010

Mr. Leonard Marinello

Vice Chairman

c/o Sun American Bancorp

9293 Glades Road

Boca Raton, FL 33434

Dear Mr. Marinello;

Please accept this letter as my resignation as President, Chief Executive Officer and Director of Sun American Bancorp effective March 31, 2010.

I have enjoyed my time with the Company but have decided to pursue other interests at this time.

Sincerely,

Michael E. Golden